Exhibit 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES SECOND QUARTER EARNINGS
AND $0.09 PER SHARE CASH DIVIDEND
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, AUGUST 4, 2006. Citizens First Bancorp, Inc. (the “Company”)(NASDAQ: CTZN), the holding company for Citizens First Savings Bank (“Citizens First”), today announced that it earned $1.860 million, or $.24 per basic share, for the quarter ended June 30, 2006, as compared to net income of $2.145 million, or $0.27 per basic share, for the quarter ended June 30, 2005. The Company’s book value per share at June, 2006 and December 31, 2005 was $20.33 and $20.01, respectively.
Dividends
     On July 27, 2006, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on August 24, 2006 to stockholders of record on August 11, 2006.
Financial Condition
     Total assets increased $81.5 million, or 4.9% to $1.736 billion at June 30, 2006 from $1.654 billion at December 31, 2005, primarily due to the increase in portfolio and held for sale real estate mortgage loans of $83.0 million, or 16.2%. A significant amount of the real estate mortgage growth was due to an increase in the volume of adjustable rate mortgages.
     Total liabilities increased $77.7 million, or 5.2%, from $1.486 billion at December 31, 2005 to $1.563 billion at June 30, 2006. Total deposits increased $69.5 million, or 6.5%, from December 31, 2005, primarily due to an increase of $48.7 million in brokered deposits, supplemented by our increased efforts to attract new deposits in southeast Michigan. As we continue our expansion into the Macomb and Oakland counties, there continues to be opportunities to attract new customers to our institution.
     Nonperforming loans totaled $19.1 million at June 30, 2006 compared to $21.4 million at December 31, 2005, a decrease of $2.3 million, or 10.6%. Correspondingly, nonperforming assets as a percentage of total assets decreased to 1.18% at June 30, 2006 compared to 1.38% at December 31, 2005. Mortgage loans make up 36.5% of total nonperforming loans while commercial loans make up 60.0% of the total. Of the $11.5 million in commercial nonperforming loans, 79.2% come as a result of the acquisition of Metrobank in 2004. These commercial loans also make up 47.6% of the total nonperforming loans. Management has set aside adequate reserves for these special loans. The decrease in overall nonperforming loans is a direct result of the effectiveness of the processes in our Special Loans department.
Results of Operations
     Net interest income, before provision for loan losses, for the six months ended June 30, 2006 totaled $26.9 million, an increase of 10.6% as compared to $24.4 million for the same period in the prior year. Net interest income, before provision for loan losses, for the three months ended June 30, 2006 totaled $13.6 million, an increase of 10.1% as compared to $12.4 million for the same period in the prior year. Due to the competitive nature in attracting new deposits, offering rates increased at a faster rate than market lending rates during the three and six months ended June 30, 2006 as compared to the previous period. Retail deposit growth of 2.0% for the six months was supplemented by $48.7 million in brokered deposits and $7.5 million in other borrowings, which include federal funds purchased and FHLB advances, that carry higher average rates. This additional funding was necessary to fund incremental loan growth. As a result, management expects continued compression in net interest margin while net interest income is expected to increase slightly due to loan volume through the end of 2006. Management has elected to move the Company into a more neutral interest rate sensitivity position. As of June 30, 2006 and forecasting one year in the future, a 200 basis point increase in rates results in a .90% increase in net interest income and a 200 basis point decrease in rates results in a 3.6% decrease in net interest income.
     The provisions for loan losses for the three and six months ended June 30, 2006 were $710,000 and $1.6 million, respectively, as compared to $780,000 and $1.3 million for the same period in the prior year. Reserves were provided in line with the loan growth and actual net charge offs. The loan loss allowance as a percentage of total loans increased slightly from 0.94% at December 31, 2005 to 0.95% at June 30, 2006, due to loan growth and the amount provided during 2006. The allowance for loan losses as a percentage of nonperforming loans increased from 63.4% at December 31, 2005 to 73.02% at June 30, 2006 as a result of the decrease in nonperforming loans compared to the increase in the allowance for loan losses.
     Noninterest income for the three and six months ended June 30, 2006 increased $206,000, or 15.1% and $309,000, or 11.3%, respectively, compared to $1.4 million and $2.7 million to $1.6 million and $3.1 million for the same periods in the prior year. Trust fees continue to provide additional income as expected, growing $58,000 and $138,000 for the three and six months ended June 30, 2006, respectively. Management expects trust fees to continue to be accretive to noninterest income as trust continues to expand throughout our branch network.
     Noninterest expense for the three and six months ended June 30, 2006 increased 17.7% to $11.7 million and 13.6% to $22.5 million compared to $9.9 million and $19.8 million, respectively, for the same time periods in the prior year. Compensation, payroll taxes and employee benefits increased by $1.4 million for the three months ended June 30, 2006 and $2.4 million for the six months ended June 30, 2006 compared to the same time periods in the prior year. This increase was primarily due to additions in staff for the new banking centers in Lapeer and Macomb counties and for staff needed as a result of bringing core and item processing in-house. We expect compensation expense to remain high as compared to last year as a result of these investments in our sales force while we grow the business and take advantage of the additional capacity we have created. We expect a return of $2.5 million over the next 5 years as a result of the move in-house of core and item processing that, a portion of which, should be realized beginning in the third quarter of this year. Office occupancy expense increased $289,000 and $591,000 for the three and six months ended June 30, 2006, respectively, due to additional banking centers and newly remodeled existing offices. These increases in noninterest expense were offset by decreases for the six months ended June 30, 2006 in professional fees of $321,000 compared to the same time period in the prior year. The decrease in professional fees was a result of continued efficiencies implemented by and between management, our consultants and auditors as we continue to operate in the third year under the internal control provisions of the Sarbanes Oxley act. We expect professional fees to remain flat or increase slightly through the end of 2006 due to various initiatives that we continue to implement to enhance shareholder value and customer service.
     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 24 full service-banking centers and 1 loan production office in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	Unaudited
	June 30,	December 31,
	2006	2005
Total cash and cash equivalents	$22,423	$47,591
Securities available for sale	81,860	87,510
Loans held for sale	80,804	2,126
Loans, net	1,452,680	1,425,036
Federal Home Loan Bank Stock	19,502	17,700
Other assets	38,092	38,032
Premises and equipment, net	40,336	36,228

Total Assets	$1,735,697	$1,654,223

Deposits	$1,141,701	$1,072,195
FHLB advances and federal funds purchased	409,960	398,513
Bank line of credit	—	3,950
Other Liabilities	11,663	10,995

Total Liabilities	1,563,324	1,485,653

Stockholders’ Equity	172,373	168,570

Total Liabilities and Stockholders’ Equity	$1,735,697	$1,654,223

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	Three Months Ended
	June 30,
	2006	2005
Net Interest Income	$13,607	$12,354

Provision for Loan Losses	710	780

Net Interest Income after provision	12,897	11,574

Total Noninterest Income	1,574	1,368
Total Noninterest Expense	11,677	9,923

Income before Income Taxes	2,794	3,019
Income Tax Expense	934	874

Net Income	$1,860	$2,145

Net Interest Margin	3.34%	3.50%
Return on Average Assets	0.43%	0.57%
Return on Average Equity	4.35%	5.21%

Basic Earnings Per Share	$0.24	$0.27
Diluted Earnings Per Share	$0.23	$0.27

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	Six Months Ended
	June 30,
	2006	2005
Net Interest Income	$26,938	$24,351

Provision for Loan Losses	1,580	1,260

Net Interest Income after provision	25,358	23,091

Total Noninterest Income	3,049	2,740
Total Noninterest Expense	22,541	19,839

Income before Income Taxes	5,866	5,992
Income Tax Expense	1,962	1,839

Net Income	$3,904	$4,153

Net Interest Margin	3.38%	3.56%
Return on Average Assets	0.46%	0.57%
Return on Average Equity	4.58%	5.04%

Basic Earnings Per Share	$0.49	$0.53
Diluted Earnings Per Share	$0.49	$0.52